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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------

PRESS CONTACT:
Kristina McMenamin                                     Guy Lawrence
W. P. Carey & Co. LLC                                  Ross & Lawrence
212-492-8995                                           212-308-3333
kmcmenamin@wpcarey.com                                 gblawrence@rosslawpr.com


           W. P. CAREY & CO. LLC INCREASES SECOND QUARTER DIVIDEND AND ANNOUNCES $20 MILLION SHARE REPURCHASE PROGRAM

NEW YORK, NY, June 19, 2007 - Investment firm W. P. Carey & Co. LLC announced today that its Board of Directors has increased the Company's quarterly cash dividend to $0.467 per share for the quarter ending June 30, 2007. The dividend is payable on July 16, 2007 to shareholders of record as of June 29, 2007. This is the Company's 25th consecutive quarterly dividend increase.

In addition, W. P. Carey's Board approved a share repurchase program authorizing the Company to repurchase up to $20 million of the Company's outstanding shares. The program provides that the Company is authorized to repurchase these shares through open market transactions from the date of commencement, June 19, 2007, through December 31, 2007. The timing and amount of repurchase transactions will depend on market conditions and regulatory considerations, and may be suspended or discontinued at any time. As of April 16, 2007 the Company had 38,446,299 shares outstanding.

W. P. CAREY & CO. LLC

Founded in 1973, W. P. Carey & Co. LLC is a leading global provider of long-term net lease financing for companies worldwide. With $9.2 billion in assets and $5 billion in equity capital, the Company and its CPA(R) series of income generating real estate funds specialize in helping companies and private equity firms realize the capital tied up in their real estate assets. The W. P. Carey Group owns more than 800 commercial and industrial properties in 14 countries, representing approximately 100 million square feet. www.wpcarey.com

Individuals interested in receiving future updates on W. P. Carey via e-mail can register at www.wpcarey.com/alerts.

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.


W. P. CAREY & CO. LLC
50 ROCKEFELLER PLAZA
NEW YORK, NY  10020
www.wpcarey.com